EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Psychemedics Corporation

Acton, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134974, 333-39968, and 333-174531) of Psychemedics Corporation of our report dated March 8, 2013, relating to the  financial statements which appear in the Annual Report on Form 10-K  for the year ended December 31, 2012.

/s/ BDO USA, LLP

Boston, Massachusetts

March 8, 2013